Exhibit 99.1

CytomX Announces Fourth Target Selection by Bristol-Myers Squibb
Under Strategic Oncology Collaboration

Triggers $15 Million Milestone Payment to CytomX

SOUTH SAN FRANCISCO, Calif., December 5, 2016 -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today announced the selection of the fourth target by Bristol-Myers Squibb under the companies’ current strategic oncology collaboration established in 2014.  As a result, Bristol-Myers Squibb will pay CytomX $15 million.  This constitutes the final target selection under this agreement.

“We are thrilled with the continued progress in our alliance with Bristol-Myers Squibb that has included two new target selections this year and the recent presentations of strong preclinical proof-of-concept data for our anti-CTLA-4 Probody therapeutic program at the European Society for Medical Oncology (ESMO) Symposium on Immuno-Oncology and the Society for Immunotherapy in Cancer (SITC) Annual Meeting,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “We look forward to continued progress in each of these collaboration programs as we pursue our vision of transforming lives with safer, more effective therapies.”

Investigational therapeutics developed with CytomX's Probody platform are designed to be active in the tumor while sparing healthy tissue. By restricting activity to the tumor microenvironment, investigational Probody therapeutics directed against both validated and novel targets have been shown preclinically to enable anti-tumor efficacy with an enhanced safety window, relative to traditional antibody-based therapies.

About the Collaboration Agreement

Under the terms of the agreement, which was entered into in May of 2014, CytomX granted Bristol-Myers Squibb exclusive worldwide rights to develop and commercialize Probody therapeutics for up to four oncology targets. Bristol-Myers Squibb made an upfront payment of $50 million to CytomX in 2014, and provides research funding over the course of the research term. Upon the selection of the third and fourth targets, Bristol-Myers Squibb pays CytomX selection payments.  CytomX is also eligible to receive additional preclinical payments and up to $298 million in future development, regulatory and sales milestone payments for each collaboration target, as well as tiered royalties rising from mid-single digit to low double digits on net sales of each product commercialized by Bristol-Myers Squibb.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The Company uses the platform to create proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues.  The Company’s investigational Probody therapeutics address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which the clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues. In addition to its proprietary programs, CytomX is collaborating with strategic partners including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. Our Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973